Exhibit 99.1

JAKKS Pacific® Reports Third Quarter Results for 2012

Declares Cash Dividend for Fourth Quarter 2012

MALIBU, Calif.--(BUSINESS WIRE)--October 23, 2012--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s third quarter and first nine months ended September 30, 2012.

Net sales for the third quarter of 2012 were $314.5 million, compared to $332.4 million reported in the comparable period in 2011. Reported net income for the third quarter was $30.4 million, or $1.10 per diluted share, which includes $1.0 million of pre-tax charges, or $0.03 per diluted share, related to financial and legal advisory fees and expenses associated with the unsolicited indication of interest and activist shareholder activities. This compares to net income of $34.8 million, or $1.10 per diluted share, reported in the comparable period in 2011, which included $0.7 million, or $0.01 per diluted share, of financial and legal advisory fees and expenses. Excluding the legal and financial advising fees, third quarter earnings would have totaled $31.2 million, or $1.13 per diluted share, compared to $35.3 million, or $1.11 per diluted share, in 2011.

Net sales for the nine months ending September 30, 2012 were $533.3 million compared to $536.7 million in 2011. The net earnings reported for the nine month period was $14.7 million, or $0.59 per diluted share, which included $4.1 million of pre-tax charges, or $0.10 per diluted share, of financial and legal advisory fees and expenses. This compares to net income for the first nine months of 2011 of $28.5 million, or $0.97 per diluted share which included $1.8 million, or $0.04 per diluted share, of financial and legal advisory fees and expenses. Excluding the financial and legal advisory fees and expenses, the nine month earnings would have totaled $17.7 million, or $0.69 per diluted share, compared to earnings of $29.9 million, or $1.01 per diluted share, in 2011.

“In our third quarter we saw better than expected growth from our international business reflecting the success of our Monsuno line of toy products and solid performance from our Winx Club, Disney Princess and Disguise Halloween product lines,” commented Stephen Berman, President and CEO. “Our Monsuno, Winx Club, Cinderella and Big Wheels products, to name a few, have been received well at retail and have earned coveted positions on many retailer and media Hot Holiday Toy Lists both in the U.S. and abroad.”

Mr. Berman added, “We are in the midst of our Fall Toy Fair meetings with retailers, licensors and other industry partners and are excited by the enthusiastic response to our 2013 product line, including our new DreamPlay Toys products. We believe that our DreamPlay technology positions JAKKS to be a leader in interactivity and augmented reality play for children and will put JAKKS in the forefront of new trends with smart phones and other devices being used more and more each day by children of all ages for their gaming enjoyment and experiences. Looking ahead to 2013, we are optimistic about future opportunities including the launch of DreamPlay products and the solid performance of our core business lines, which spans a wide spectrum that includes action figures, dolls, dress-up and role play; Halloween costumes from Disguise, kids furniture and seasonal products from Kids Only; infant/pre-school products from Tollytots; ride-on vehicles and wagons from Moose Mountain, and outdoor and junior sports products and impulse toys from Maui Toys.”

As of September 30, 2012, the Company’s working capital was $257.5 million, including cash and equivalents and marketable securities of $141.0 million, compared to working capital of $401.4 million including cash and equivalents and marketable securities of $232.5 million as of September 30, 2011.

2012 Guidance & Dividend

As previously announced, the Company anticipates net sales for the full year of approximately $690 million to $700 million, with revised non-GAAP earnings per share in the range of approximately $0.68 to $0.74, excluding non-recurring legal and financial advisory charges of $0.19 per share. In addition, if the Company does not achieve sufficient U.S. taxable income - which is expected to be sufficient at non-GAAP earnings of approximately $0.74 per share - the Company will be required to take a one-time non-cash charge of $82 million, or $3.45 per share, for the full impairment of its domestic deferred tax assets. The revised guidance represents a reduction from the Company’s previously anticipated full year net sales of approximately $720 million to $728 million and diluted earnings per share in the range of approximately $1.04 to $1.08, excluding the financial and legal advisory fees. The Company’s guidance with respect to diluted earnings per share is a non-GAAP financial measure, due to the exclusion of such one-time charges. On a GAAP basis, the Company anticipates diluted earnings/loss per share for the full fiscal year ending December 31, 2012 to be in the range of a loss of $2.77 (taking into account such non-recurring charges) to earnings of $0.74.

The JAKKS Board of Directors has declared a regular quarterly cash dividend of $0.10 per common share payable on January 2, 2013 to shareholders of record at the close of business on December 14, 2012.

Conference Call

JAKKS Pacific will webcast its third quarter earnings conference call today, October 23, 2012, at 9:00 a.m. ET (6:00 a.m. PT). To listen to the live webcast, go to www.jakks.com/investors, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback will be available from 11:00 a.m. ET on October 23 through November 23, 2012. The playback can be accessed by calling (888) 843-7419, or (630) 652-3042 for international callers, passcode 33410527.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!™, Tollytots®, Disguise®, Moose Mountain® and Maui Toys®. JAKKS is also the creator of the underlying Monsuno® property and toy line. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco®, Cabbage Patch Kids® and Pokémon®. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. Continued payment of the quarterly cash dividend will depend on many factors, including, but not limited to, JAKKS' earnings, financial condition, business development needs, and is at the discretion of the Board of Directors. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2012 JAKKS Pacific, Inc. All rights reserved.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2012	2011
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$140,755	$257,258
Marketable securities	218	214
Accounts receivable, net	242,635	103,637
Inventory, net	73,229	47,019
Income taxes receivable	24,008	24,166
Deferred income taxes	34,504	34,505
Prepaid expenses and other current assets	26,215	30,686
Total current assets	541,564	497,485

Property and equipment	92,911	81,399
Less accumulated depreciation and amortization	77,781	65,213
Property and equipment, net	15,130	16,186

Goodwill	50,511	24,015
Trademarks & other assets, net	73,540	27,731
Deferred income taxes	47,074	47,081
Investment in joint venture	3,767	2,736
Investment in DreamPlay	7,000	-
Total assets	$738,586	$615,234

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$182,973	$77,210
Reserve for sales returns and allowances	31,663	43,440
Income taxes payable	15,988	2,183
Short term debt, net of current portion	53,410
Total current liabilities	284,034	122,833

Long term debt	94,235	92,188
Other liabilities	27,328	1,630
Income taxes payable	3,926	4,992
Total liabilities	409,523	221,643

Stockholders' equity:
Common stock, $.001 par value	22	26
Additional paid-in capital	202,758	274,532
Retained earnings	130,458	123,174
Accumulated other comprehensive income (loss)	(4,175)	(4,141)
Total stockholders' equity	329,063	393,591
Total liabilities and stockholders' equity	$738,586	$615,234

Working Capital	$257,530	$374,652

JAKKS Pacific, Inc. and Subsidiaries
Third Quarter Earnings Announcement, 2012
Condensed Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2012	2011	2012	2011
	(In thousands, expect per share data)		(In thousands, expect per share data)

Net sales	$314,491	$332,419	$533,255	$536,672
Less cost of sales
Cost of goods	174,180	182,324	292,897	292,695
Royalty expense	36,908	38,974	62,702	59,910
Amortization of tools and molds	6,691	5,451	10,485	9,034
Cost of sales	217,779	226,749	366,084	361,639
Gross profit	96,712	105,670	167,171	175,033
Direct selling expenses	19,526	14,628	38,811	32,439
Selling, general and administrative expenses	35,404	36,495	102,711	96,336
Depreciation and amortization	4,486	4,479	7,656	8,982
Income (loss) from operations	37,296	50,068	17,993	37,276
Other income (expense):
Income from video game joint venture	1,000	-	3,000	6,000
Equity in net income (loss) of joint venture	48	(26)	4	(25)
Interest income	97	102	610	329
Interest expense, net of benefit	(2,015)	(2,063)	(6,085)	(6,128)
Income (loss) before provision (benefit) for income taxes	36,426	48,081	15,522	37,452
Provision (benefit) for income taxes	5,983	13,256	865	8,962
Net income (loss)	$30,443	$34,825	$14,657	$28,490
Earnings (loss) per share	$1.10	$1.10	$0.59	$0.97
Shares used in earnings (loss) per share	28,933	32,914	31,274	33,303

CONTACT:
JAKKS Pacific, Inc.
Joel Bennett
(310) 455-6210
or
JAKKS Pacific, Inc.
Anne-Marie Feliciano
(310) 455-6245